Exhibit 99.1

Shake Shack Announces Fourth Quarter and Fiscal Year 2019 Financial Results

- Fourth Quarter Total Revenue Grew 21.9% -

- Fiscal 2019 Total Revenue Grew 29.4% -

- Fiscal 2019 Same-Shack Sales Increased 1.3% -

- System-wide Year-Over-Year Unit Growth of 32% -

NEW YORK, NY (Business Wire) — February 24, 2020 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK), today reported financial results for the fourth quarter and the fiscal year ended December 25, 2019, periods that included 13 and 52 weeks, respectively.

Financial Highlights for the Fourth Quarter 2019:

▪	Total revenue increased 21.9% to $151.4 million.
▪	Shack sales increased 20.8% to $145.8 million.
▪	Same-Shack sales decreased 3.6%.
▪	Licensed revenue increased 58.6% to $5.6 million.
▪	Shack system-wide sales increased 31.4% to $235.0 million.
▪	Operating income was $0.5 million, or 0.3% of total revenue, and Shack-level operating profit*, a non-GAAP measure, increased 9.4% to $29.7 million, or 20.4% of Shack sales.
▪	Net loss and net loss attributable to Shake Shack Inc. were $2.1 million, or $(0.06) per diluted share, respectively, primarily driven by sales performance, food and labor headwinds and investments across the business.
▪	Adjusted EBITDA*, a non-GAAP measure, increased 2.3% to $14.8 million.
▪	Adjusted pro forma net income*, a non-GAAP measure, was $2.2 million, or $0.06 per fully exchanged and diluted share.
▪	25 system-wide Shack openings, including 12 domestic company-operated Shacks and 13 licensed Shacks. Four licensed Shack closures, which included three closures in Russia.

Financial Highlights for the Fiscal Year 2019:

▪	Total revenue increased 29.4% to $594.5 million.
▪	Shack sales increased 29.0% to $574.6 million.
▪	Same-Shack sales increased 1.3%.
▪	Licensed revenue increased 45.0% to $19.9 million.
▪	Shack system-wide sales increased 33.2% to $895.3 million.
▪	Operating income was $25.7 million, or 4.3% of total revenue, which included the impact of costs associated with Project Concrete and other one-time items totaling $2.4 million.
▪	Shack-level operating profit*, a non-GAAP measure, increased 13.4% to $128.0 million, or 22.3% of Shack sales.
▪	Net income was $24.1 million and net income attributable to Shake Shack Inc. was $19.8 million, or $0.61 per diluted share.
▪	Adjusted EBITDA*, a non-GAAP measure, increased 10.8% to $81.8 million.
▪	Adjusted pro forma net income*, a non-GAAP measure, increased 1.7% to $27.4 million, or $0.72 per fully exchanged and diluted share.
▪	73 system-wide Shack openings, including 39 domestic company-operated Shacks and 34 licensed Shacks. Six licensed Shack closures, which included four closures in Russia. System-wide Shack count net increase of 32.2%.

* Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income, adjusted EBITDA to net income (loss), and adjusted pro forma net income to net income (loss) attributable to Shake Shack Inc., the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Randy Garutti, Chief Executive Officer of Shake Shack, stated, “2019 was another milestone year at Shake Shack. We opened our largest class of Shacks ever, with 73 across the globe, 39 company-operated and 34 licensed. A total of 49 of those new Shacks were here in the United States, and internationally, we unlocked tremendous revenue growth by entering important new markets for the first time, namely Shanghai, Mexico City, Singapore and Manila. These launches were greeted with incredible local reception and fanfare and were a reminder of the global strength and potential of the Shake Shack brand. In addition to this expansion, we invested in our digital infrastructure, both for our back-office operations, and our guest touchpoints. Total revenue increased by almost 30% to $595 million, and system-wide sales by 33% to nearly $900 million, and we delivered adjusted EBITDA growth of 11% to $82 million, while continuing to make strategic investments for the significant opportunities that lie ahead."

Garutti concluded, “Looking forward, we expect 2020 will be another year of strong unit growth, domestically and internationally, with 40 to 42 new company-operated Shacks and 20 to 25 net new licensed Shacks. Beyond expansion, we believe this year will be defined by our innovation pipeline with focused investments across our digital products. We’re committed to building guest experiences that are more engaging, more convenient and that will provide us with more insights throughout the purchase process. On the menu side, we’re excited about new products making the leap from our innovation test kitchen to Shacks everywhere, through LTOs and core menu additions. Long term, we expect to deliver double-digit adjusted EBITDA growth over the coming years as we continue to grow top line sales, as well as ultimately delivering leverage across various cost line items over time. We recognize this level of growth and investment, at times, can have a near-term impact on same-Shack sales and other aspects of our financial performance, but we believe the company will ultimately benefit from this strategy over time. We are excited about our future and the significant runway we have ahead, as we quickly approach a billion dollars in total system-wide sales and build a company not just for quarters, but for years to come.”

Development Highlights

During the quarter, the Company opened 12 domestic company-operated Shacks, further expanding its footprint in existing markets across the country. Additionally, the Company opened 8 international licensed Shacks during the quarter, five of which were in Asia, and five domestic licensed Shacks, all of which were located in airports.

Location	Type	Opening Date
Shanghai, China — Kerry Centre	International Licensed	September 26
Las Vegas, NV — McCarran International Airport, Terminal 1	Domestic Licensed	October 2
Hong Kong, China — Harbour City	International Licensed	October 2
Parsippany, NJ — Parsippany	Domestic Company-Operated	October 7
Schaumburg, IL — Schaumburg	Domestic Company-Operated	October 8
Chicago, IL — Willis Tower	Domestic Company-Operated	October 16
West Sussex, United Kingdom — Gatwick Airport, North Terminal	International Licensed	October 24
Dallas, TX — Addison	Domestic Company-Operated	October 27
Boston, MA — Downtown Crossing	Domestic Company-Operated	November 3
Kenner, LA — Louis Armstrong New Orleans International Airport	Domestic Licensed	November 6
Long Beach, CA — Long Beach	Domestic Company-Operated	November 7
St. Paul, MN — Minneapolis-Saint Paul International Airport, Terminal 1	Domestic Licensed	November 13
Shanghai, China — IFC	International Licensed	November 13
Charlotte, NC — Charlotte Douglas International Airport	Domestic Licensed	November 15
Watertown, MA — Arsenal Yards	Domestic Company-Operated	November 16
Lawrence Township, NJ — Princeton	Domestic Company-Operated	November 18
New Orleans, LA — Canal Place	Domestic Company-Operated	December 3
Hong Kong, China — Times Square	International Licensed	December 5
Manila, Philippines — SM Megamall	International Licensed	December 6
Staten Island, NY — Empire Outlets	Domestic Company-Operated	December 10
London, UK — Brent Cross	International Licensed	December 10
Mexico City, Mexico — Arcos Bosques	International Licensed	December 10
Fort Lauderdale, FL — Fort Lauderdale-Hollywood International Airport	Domestic Licensed	December 14
San Mateo, CA — Hillsdale	Domestic Company-Operated	December 15
Sunrise, FL — Sawgrass Mills	Domestic Company-Operated	December 23

Subsequent to the end of the quarter, the Company opened four domestic company-operated Shacks and six international licensed Shacks.

Fourth Quarter 2019 Review

Total revenue in the fourth quarter of 2019, which includes Shack sales and licensing revenue, increased 21.9% to $151.4 million from the same quarter last year. Shack sales for the fourth quarter of 2019 were $145.8 million, an increase of 20.8% from the same quarter last year due primarily to the opening of 39 new domestic company-operated Shacks between the fourth quarter of 2019 and the fourth quarter of 2018, partially offset by a decline in same-Shack sales. Licensed revenue for the fourth quarter was $5.6 million, an increase of 58.6% from $3.5 million in the same quarter last year, due to the opening of 28 net new licensed Shacks between the fourth quarter of 2019 and the fourth quarter of 2018, and the strong performance of Shacks that opened earlier in the year.

Same-Shack sales decreased 3.6% for the fourth quarter of 2019 compared to 2.3% growth in the fourth quarter last year, driven by decreased guest traffic of 5.4% partially offset by a combined increase of 1.8% in price and sales mix. A holiday calendar shift resulting in one less high traffic shopping week, and a challenging compare in the prior year holiday period due to favorable weather in New York and the Northeast, represented approximately one-third of the same-Shack sales decline. It is also believed that less menu innovation in 2019 may have contributed to the traffic decline during the quarter as the Company intentionally chose to focus on the launch of Chick'n Bites and digital enhancements throughout the year.

In August, the Company announced its decision to move forward with Grubhub as a single partner for integrated and marketed delivery. As of the end of the fourth quarter, the majority of Shacks remained integrated with multiple partners, albeit the Delivery channel experienced a significant slowdown in growth rate compared to earlier in the year.

Fiscal 2019 was also a record development year, with over 80% of new company-operated Shack openings in existing markets, as well as 10 new domestic licensed Shacks, which may have impacted traffic in the comparable base of Shacks. The comparable Shack base includes those restaurants open for 24 full fiscal months or longer and, at the end of the fourth quarter of 2019, included 85 Shacks versus 61 Shacks for the fourth quarter of 2018.

Average weekly sales for domestic company-operated Shacks decreased to $71,000 for the fourth quarter of 2019 compared to $81,000 for the same quarter last year, primarily due to the addition of newer Shacks at a broader range of average unit volumes as well as declines in sophomore and comparable base Shacks.

Operating income decreased to $0.5 million for the fourth quarter of 2019 from $2.8 million in the same quarter last year. As a percentage of revenue, operating income margin decreased to 0.3%, which included increases in general and administrative expenses related to the Company's ongoing investment in future growth, and sales deleverage. Shack-level operating profit, a non-GAAP measure, increased 9.4% to $29.7 million for the fourth quarter of 2019 from $27.2 million in the same quarter last year. As a percentage of Shack sales, Shack-level operating profit margins decreased 210 basis points to 20.4%. The decreases in operating income and Shack-level operating profit were primarily due to sales deleverage and the following:

•	Increases in food and paper costs driven by the higher cost profile of Chick'n Bites; mid-single digit commodity inflation in beef and slight inflation in dairy; and an increase in paper costs, as a direct result of digital sales mix which comes with additional packaging;

•	Increases in labor and related expenses driven by wage inflation across the country, less sales leverage on fixed management costs and the impact of increased staffing levels at new Shacks resulting in higher payroll costs; and

•	Increases in occupancy and related expenses driven by the adoption of the new lease accounting standard that went into effect at the beginning of this fiscal year.

A reconciliation of operating income to Shack-level operating profit, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

General and administrative expenses increased 26.7% to $19.2 million, including $1.9 million related to non-cash equity-based compensation and non-cash technology amortization, in the fourth quarter of 2019 from $15.2 million in the same quarter last year, driven by investments across the Company to support its significant growth. As a percentage of total revenue, general and administrative expenses increased to 12.7% for the fourth quarter of 2019 from 12.2% in the fourth quarter last year, due to the aforementioned items and sales performance.

Net loss was $2.1 million for the fourth quarter of 2019 compared to a loss of $0.5 million for the same period last year. Net loss attributable to Shake Shack Inc. was $2.1 million, or $0.06 per diluted share, for the fourth quarter of 2019, compared to a loss of $1.0 million, or $0.03 per diluted share, for the same period last year.

Adjusted EBITDA, a non-GAAP measure, increased 2.3% to $14.8 million. As a percentage of total revenue, adjusted EBITDA margins decreased approximately 180 basis points to 9.8% compared to 11.6% for the prior year period. These decreases were primarily due to the aforementioned items within Shack-level operating profit and the general and administrative investments to support on-going future growth. A reconciliation of net income (loss) to adjusted EBITDA, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Adjusted pro forma net income, a non-GAAP measure, was $2.2 million, or $0.06 per fully exchanged and diluted share during the fourth quarter of 2019, compared to $2.4 million, or $0.06 per diluted share during the fourth quarter of 2018. This decrease was primarily due to the aforementioned items within operating income and Shack-level operating profit. A reconciliation of net income (loss) attributable to Shake Shack Inc. to adjusted pro forma net income is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Fiscal Year 2019 Review

The Company opened its largest class of Shacks ever, with 73 Shacks across the globe, 39 company-operated and 34 licensed, with a total of 49 Shacks in the United States, strategically expanding its footprint in current markets, across New York City, California, New Jersey, Boston, Texas, the Midwest and more. Shake Shack also launched in a number of new markets, including New Orleans, Salt Lake City and Columbus. Total revenue, which includes Shack sales and licensing revenue, increased 29.4% to $594.5 million for fiscal 2019 from $459.3 million for fiscal 2018. Shack sales for fiscal 2019 were $574.6 million, an increase of 29.0% from fiscal 2018 due primarily to the opening of 39 new domestic company-operated Shacks during fiscal 2019, as well as same-Shack sales growth. Licensing revenue for fiscal 2019 was $19.9 million, an increase of 45.0% from $13.7 million for fiscal 2018, primarily due to the opening of 28 net new licensed Shacks during fiscal 2019 and the strong performance of Shacks that opened in the new markets of Shanghai, Singapore, the Philippines and Mexico City.

Same-Shack sales increased 1.3% for fiscal 2019 versus a 1.0% increase in the prior year, which was primarily driven by a combined increase of 1.8% in price and sales mix partially offset by decreased guest traffic of 0.5%. At the end of fiscal 2019, the comparable Shack base included 85 Shacks, compared to 61 Shacks for fiscal 2018.

The Company’s digital channels, including delivery, were a key contributor to same-Shack sales performance in 2019, in addition to favorable weather at the start of the year and a shift in the Easter break during the second quarter. Following the Company’s announcement to proceed with a single partner for integrated and marketed delivery, growth in this channel slowed significantly in the latter part of the year.

Average unit volume for domestic company-operated Shacks was $4.1 million for 2019 compared to $4.4 million for the prior year, a 6.8% decrease, primarily due to the addition of newer Shacks at lower average unit volumes.

Operating income decreased to $25.7 million for fiscal 2019 from $31.7 million for fiscal 2018 and operating income margins decreased 260 basis points to 4.3%, which included $2.4 million of one-time charges, comprised primarily of costs related to Project Concrete. Shack-level operating profit, a non-GAAP measure, increased 13.4% to $128.0 million for fiscal 2019 from $112.9 million for fiscal 2018. As a percentage of Shack sales, Shack-level operating profit margins decreased approximately 300 basis points to 22.3% primarily due to:

•	Increases in food and paper costs driven by a higher cost profile of Chick'n Bites, which launched in January 2019; significant commodity inflation in beef and some inflation with dairy; and an increase in paper costs, as a direct result of digital sales mix which comes with additional packaging;

•	Increases in labor and related expenses driven by ongoing wage inflation attributable to the availability of labor across the country, as well as the impact of increased staffing levels at new Shacks resulting in higher payroll costs; and

•	Increases in occupancy and related expenses driven by the adoption of the new lease accounting standard that went into effect at the beginning of the 2019 fiscal year, as well as a benefit recognized in the prior year for deferred rent related to certain historical leases with co-tenancy provisions.

A reconciliation of operating income to Shack-level operating profit, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

General and administrative expenses increased to $65.6 million for fiscal 2019 from $52.7 million for fiscal 2018, primarily due to the increase in the Company's investment across the business to support its growth, and $2.4 million of one-time charges, primarily related to Project Concrete. As a percentage of total revenue, general and administrative expenses decreased to 11.0% for fiscal 2019 from 11.5% in fiscal 2018, primarily due to the timing of various initiatives and leverage on strong sales.

Net income was $24.1 million for fiscal 2019 compared to income of $21.9 million for fiscal 2018. Net income attributable to Shake Shack Inc. was $19.8 million, or $0.61 per diluted share, for fiscal 2019, compared to an income of $15.2 million, or $0.52 per diluted share, for fiscal 2018.

Adjusted EBITDA, a non-GAAP measure, decreased 10.8% to $81.8 million from $73.9 million for the fiscal year. As a percentage of total revenue, adjusted EBITDA decreased roughly 230 basis points to 13.8% for fiscal 2019 from 16.1% in fiscal 2018. This decrease was primarily due to the aforementioned items within Shack-level operating profit and the general and administrative investments to support growth. A reconciliation of net income (loss) to adjusted EBITDA, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Adjusted pro forma net income, a non-GAAP measure, was $27.4 million, or $0.72 per fully exchanged and diluted share for fiscal 2019, compared to $26.9 million, or $0.71 per fully exchanged and diluted share for fiscal 2018. A reconciliation of net income (loss) attributable to Shake Shack Inc. to adjusted pro forma net income is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

2020 Outlook

For the fiscal year ending December 30, 2020, the Company is providing the following financial outlook:

Current Outlook
Total revenue (inclusive of licensing revenue)(1)	$712 million to $720 million
Licensing revenue	$21 million to $22 million
Same-Shack sales (%)(2)(3)	Low single digit decrease
Domestic company-operated Shack openings	40 to 42
Licensed Shack openings, net	20 to 25
Average annual sales volume for domestic company-operated Shacks	$3.7 to $3.8 million
Shack-level operating profit margin (%)(4)	22.0% to 22.5%
Total general and administrative expenses	$80 million to $82 million
Core general and administrative	$72.2 million to $74.2 million
Equity-based compensation	approximately $7.5 million
Costs related to Project Concrete	approximately $0.3 million
Depreciation expense	$52.5 million to $53.5 million
Pre-opening costs	$15 million to $16 million
Interest expense	approximately $0.6 million
Adjusted pro forma effective tax rate (%)(5)	26% to 27%

(1)	Includes approximately $15 million sales impact from a 53rd week in 2020.
(2)	Includes approximately 1.5% to 2.0% of menu price increases taken in December 2019.
(3)	Normalized for the 53rd week.
(4)	Shack-level operating profit margin is a non-GAAP measure. A reconciliation to the most directly comparable GAAP measure, operating income, has not been provided as we cannot project certain reconciling items, such as gains or losses on disposal of property and equipment, without unreasonable effort given the uncertainty around the timing and amount of such gains or losses. Losses on disposal of property and equipment were less than $1.5 million for each of the fiscal years 2019, 2018 and 2017.
(5)	Adjusted pro forma effective tax rate is a non-GAAP measure. A reconciliation to the most directly comparable GAAP measure, income tax expense, has not been provided as we cannot project income tax expense without unreasonable effort due to our inability to predict changes in our ownership interest in SSE Holdings, LLC resulting from redemptions of LLC Interests by non-controlling interest holders and equity-based award activity. Income tax expense for fiscal years 2019, 2018 and 2017 was $3.4 million, $8.9 million and $151.4 million, respectively.

Earnings Conference Call

As previously announced, the Company will host a conference call to discuss its fourth quarter and fiscal year 2019 financial results today at 5:00 p.m. ET.

The conference call can be accessed live over the phone by dialing (877) 407-0792, or for international callers by dialing (201) 689-8263. A replay of the call will be available until March 2, 2020 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13698494.

The live audio webcast of the conference call will be accessible in the Events & Presentations section on the Company's Investor Relations website at investor.shakeshack.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

Definitions

The following definitions apply to these terms as used in this release:

"Shack sales" is defined as the aggregate sales of food and beverages in domestic company-operated Shacks and excludes sales from licensed Shacks.

"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic company-operated Shacks open for 24 full fiscal months or longer.

"Average unit volume" or "AUV" for any 12-month period consist of the average annualized sales of all domestic company-operated Shacks over that period. AUV is calculated by dividing total Shack sales from domestic company-operated Shacks by the number of domestic company-operated Shacks open during that period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of Shacks open such that it corresponds to the period of associated sales. The measurement of AUV allows the Company to assess changes in guest traffic and per transaction patterns at domestic company-operated Shacks.

"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of operating weeks open such that it corresponds to the period of associated sales.

"Shack-level operating profit," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.

"Shack-level operating profit margin," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.

“EBITDA,” a non-GAAP measure, is defined as net income before interest expense (net of interest income), income tax expense, and depreciation and amortization expense.

“Adjusted EBITDA,” a non-GAAP measure, a non-GAAP measure, is defined as EBITDA (as defined above), excluding equity-based compensation expense, deferred lease costs, losses on the disposal of property and equipment, amortization of cloud-based software implementation assets, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.

“Adjusted EBITDA margin,” a non-GAAP measure, is defined as net income before net interest, taxes, depreciation and amortization, which also excludes equity-based compensation expense, deferred lease costs, losses on the disposal of property and equipment, amortization of cloud-based software implementation assets, as well as certain non-recurring and other items that the Company does not believe directly reflect its core operations, as a percentage of revenue.

"Adjusted pro forma net income," a non-GAAP measure, represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring and other items that the Company does not believe directly reflect its core operations.

About Shake Shack

Shake Shack is a modern day “roadside” burger stand known for its 100% all-natural Angus beef burgers, chicken sandwiches and flat-top Vienna beef dogs (no hormones or antibiotics - ever), spun-fresh frozen custard, crinkle cut fries, craft beer and wine and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. Shake Shack’s mission is to Stand for Something Good®, from its premium ingredients and caring hiring practices to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the company has expanded to more than 280 locations in 30 U.S. States and the District of Columbia, including more than 95 international locations including London, Hong Kong, Shanghai, Singapore, Philippines, Mexico, Istanbul, Dubai, Tokyo, Moscow, Seoul and more.

Media:

Kristyn Clark, Shake Shack

(646) 747-8776

kclark@shakeshack.com

Investor Relations:

Melissa Calandruccio, ICR

Michelle Michalski, ICR

(844) SHACK-04 (844-742-2504)

investor@shakeshack.com

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), which are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different from the guidance set forth below. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook for fiscal 2020, expected Shack openings, expected same-Shack sales growth and trends in the Company’s operations. Forward-looking statements discuss the Company's current expectations and projections relating to its financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Form 10-K for the fiscal year ended December 25, 2019 filed with the Securities and Exchange Commission ("SEC"). All of the Company's SEC filings are available online at www.sec.gov, www.shakeshake.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SHAKE SHACK INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(UNAUDITED)

(in thousands, except per share amounts)

	Fiscal Quarter Ended				Fiscal Year Ended
	December 25 2019		December 26 2018		December 25 2019		December 26 2018
Shack sales	$145,814	96.3%	$120,720	97.1%	$574,625	96.7%	$445,589	97.0%
Licensing revenue	5,621	3.7%	3,545	2.9%	19,894	3.3%	13,721	3.0%
TOTAL REVENUE	151,435	100.0%	124,265	100.0%	594,519	100.0%	459,310	100.0%
Shack-level operating expenses(1):
Food and paper costs	43,127	29.6%	34,760	28.8%	168,176	29.3%	126,096	28.3%
Labor and related expenses	41,920	28.7%	34,443	28.5%	160,811	28.0%	122,094	27.4%
Other operating expenses	17,899	12.3%	15,247	12.6%	69,169	12.0%	51,783	11.6%
Occupancy and related expenses	13,142	9.0%	9,089	7.5%	48,451	8.4%	32,710	7.3%
General and administrative expenses	19,229	12.7%	15,173	12.2%	65,649	11.0%	52,720	11.5%
Depreciation expense	11,153	7.4%	8,095	6.5%	40,392	6.8%	29,000	6.3%
Pre-opening costs	4,156	2.7%	4,248	3.4%	14,834	2.5%	12,279	2.7%
Loss on disposal of property and equipment	321	0.2%	374	0.3%	1,352	0.2%	917	0.2%
TOTAL EXPENSES	150,947	99.7%	121,429	97.7%	568,834	95.7%	427,599	93.1%
OPERATING INCOME	488	0.3%	2,836	2.3%	25,685	4.3%	31,711	6.9%
Other income, net	1,004	0.7%	444	0.4%	2,263	0.4%	1,514	0.3%
Interest expense	(132)	(0.1)%	(645)	(0.5)%	(434)	(0.1)%	(2,415)	(0.5)%
INCOME BEFORE INCOME TAXES	1,360	0.9%	2,635	2.1%	27,514	4.6%	30,810	6.7%
Income tax expense	3,433	2.3%	3,183	2.6%	3,386	0.6%	8,862	1.9%
NET INCOME (LOSS)	(2,073)	(1.4)%	(548)	(0.4)%	24,128	4.1%	21,948	4.8%
Less: net income attributable to non-controlling interests	20	—%	410	0.3%	4,301	0.7%	6,769	1.5%
NET INCOME (LOSS) ATTRIBUTABLE TO SHAKE SHACK INC.	$(2,093)	(1.4)%	$(958)	(0.8)%	$19,827	3.3%	$15,179	3.3%

Earnings (loss) per share of Class A common stock:
Basic	$(0.06)		$(0.03)		$0.63		$0.54
Diluted	$(0.06)		$(0.03)		$0.61		$0.52
Weighted-average shares of Class A common stock outstanding:
Basic	33,877		29,408		31,381		28,299
Diluted	33,877		29,408		32,251		29,179

(1)	As a percentage of Shack sales.

SHAKE SHACK INC.

SELECTED BALANCE SHEET AND OPERATING DATA

(UNAUDITED)

(dollar amounts in thousands)

	December 25 2019	December 26 2018
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$37,099	$24,750
Marketable securities	$36,508	$62,113
Total assets(1)	$968,268	$610,532
Total liabilities(1)	$646,283	$337,077
Total equity	$321,985	$273,455

(1)	The increases in total assets and liabilities reflects the impact of the new lease accounting standard that was adopted on December 27, 2018 and includes approximately $279.9 million of lease assets and $340.4 million of lease liabilities as of the period ended December 25, 2019.

	Fiscal Quarter Ended		Fiscal Year Ended
	December 25 2019	December 26 2018	December 25 2019	December 26 2018
SELECTED OPERATING DATA:
Same-Shack sales %	(3.6)%	2.3%	1.3%	1.0%
Shacks in the comparable base	85	61	85	61

Shack system-wide sales(1)	$235,049	$178,939	$895,288	$671,926

Average weekly sales
Domestic company-operated	$71	$81	$79	$84

Average unit volumes:
Domestic company-operated	n/a	n/a	$4,090	$4,390
International licensed	n/a	n/a	$3,367	$3,047

Shack-level operating profit(2)	$29,726	$27,181	$128,018	$112,906
Shack-level operating profit margin(2)	20.4%	22.5%	22.3%	25.3%

Adjusted EBITDA(2)	$14,798	$14,461	$81,840	$73,850
Adjusted EBITDA margin(2)	9.8%	11.6%	13.8%	16.1%

Capital expenditures	$25,603	$27,381	$106,507	$87,525

Shack counts (at end of period):
System-wide	275	208	275	208
Domestic company-operated	163	124	163	124
Domestic licensed	22	12	22	12
International licensed	90	72	90	72

(1)	Shack system-wide sales is an operating measure and consists of sales from the Company's domestic company-operated Shacks, domestic licensed Shacks and international licensed Shacks. The Company does not recognize the sales from licensed Shacks as revenue. Of these amounts, revenue is limited to Shack sales from domestic company-operated Shacks and licensing revenue based on a percentage of sales from domestic and international licensed Shacks.
(2)	Shack-level operating profit and adjusted EBITDA are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income and adjusted EBITDA to net income (loss), the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

SHAKE SHACK INC.

NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

To supplement the consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, Shack-level operating profit margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share (collectively the "non-GAAP financial measures").

Shack-Level Operating Profit

Shack-level operating profit is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.

How This Measure Is Useful

When used in conjunction with GAAP financial measures, Shack-level operating profit and Shack-level operating profit margin are supplemental measures of operating performance that the Company believes are useful measures to evaluate the performance and profitability of its Shacks. Additionally, Shack-level operating profit and Shack-level operating profit margin are key metrics used internally by management to develop internal budgets and forecasts, as well as assess the performance of its Shacks relative to budget and against prior periods. It is also used to evaluate employee compensation as it serves as a metric in certain performance-based employee bonus arrangements. The Company believes presentation of Shack-level operating profit and Shack-level operating profit margin provides investors with a supplemental view of its operating performance that can provide meaningful insights to the underlying operating performance of the Shacks, as these measures depict the operating results that are directly impacted by the Shacks and exclude items that may not be indicative of, or are unrelated to, the ongoing operations of the Shacks. It may also assist investors to evaluate the Company's performance relative to peers of various sizes and maturities and provides greater transparency with respect to how management evaluates the business, as well as the financial and operational decision-making.

Limitations of the Usefulness of this Measure

Shack-level operating profit and Shack-level operating profit margin may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of Shack-level operating profit and Shack-level operating profit margin is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Shack-level operating profit excludes certain costs, such as general and administrative expenses and pre-opening costs, which are considered normal, recurring cash operating expenses and are essential to support the operation and development of the Company's Shacks. Therefore, this measure may not provide a complete understanding of the Company's operating results as a whole and Shack-level operating profit and Shack-level operating profit margin should be reviewed in conjunction with the Company's GAAP financial results. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP financial measure, is set forth below.

	Fiscal Quarter Ended		Fiscal Year Ended
(dollar amounts in thousands)	December 25 2019	December 26 2018	December 25 2019	December 26 2018
Operating income	$488	$2,836	$25,685	$31,711
Less:
Licensing revenue	5,621	3,545	19,894	13,721
Add:
General and administrative expenses	19,229	15,173	65,649	52,720
Depreciation expense	11,153	8,095	40,392	29,000
Pre-opening costs	4,156	4,248	14,834	12,279
Loss on disposal of property and equipment	321	374	1,352	917
Shack-level operating profit	$29,726	$27,181	$128,018	$112,906

Total revenue	$151,435	$124,265	$594,519	$459,310
Less: licensing revenue	5,621	3,545	19,894	13,721
Shack sales	$145,814	$120,720	$574,625	$445,589

Shack-level operating profit margin	20.4%	22.5%	22.3%	25.3%

SHAKE SHACK INC.

NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

EBITDA and Adjusted EBITDA

EBITDA is defined as net income before interest expense (net of interest income), income tax expense and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA (as defined above) excluding equity-based compensation expense, deferred lease cost, losses on the disposal of property and equipment, amortization of cloud-based software implementation costs, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.

How These Measures Are Useful

When used in conjunction with GAAP financial measures, EBITDA and adjusted EBITDA are supplemental measures of operating performance that the Company believes are useful measures to facilitate comparisons to historical performance and competitors' operating results. Adjusted EBITDA is a key metric used internally by management to develop internal budgets and forecasts and also serves as a metric in its performance-based equity incentive programs and certain bonus arrangements. The Company believes presentation of EBITDA and adjusted EBITDA provides investors with a supplemental view of the Company's operating performance that facilitates analysis and comparisons of its ongoing business operations because they exclude items that may not be indicative of the Company's ongoing operating performance.

Limitations of the Usefulness of These Measures

EBITDA and adjusted EBITDA may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA and adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude certain normal recurring expenses. Therefore, these measures may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA and adjusted EBITDA to net income, the most directly comparable GAAP measure, is set forth below.

	Fiscal Quarter Ended		Fiscal Year Ended
(in thousands)	December 25 2019	December 26 2018	December 25 2019	December 26 2018
Net income (loss)	$(2,073)	$(548)	$24,128	$21,948
Depreciation expense	11,153	8,095	40,392	29,000
Interest expense, net	132	645	434	2,407
Income tax expense	3,433	3,183	3,386	8,862
EBITDA	12,645	11,375	68,340	62,217

Equity-based compensation	1,761	1,691	7,600	6,067
Amortization of cloud-based software implementation costs(1)	205	—	312	—
Deferred lease costs(2)	565	355	2,608	876
Loss on disposal of property and equipment	321	374	1,352	917
Other income related to the adjustment of liabilities under tax receivable agreement	(794)	(78)	(808)	(78)
Executive transition costs(3)	—	60	126	340
Project Concrete(4)	80	684	2,111	1,292
Costs related to relocation of Home Office(5)	—	—	—	1,019
Hong Kong Office(6)	15	—	199	—
Legal settlement(7)	—	—	—	1,200
ADJUSTED EBITDA	$14,798	$14,461	$81,840	$73,850

Adjusted EBITDA margin(8)	9.8%	11.6%	13.8%	16.1%

(1)	Represents amortization of capitalized implementation costs related to cloud-based software arrangements that are included within general and administrative expenses.
(2)	Reflects the extent to which lease expense is greater than or less than cash lease payments. As a result of adoption of the new lease accounting standard on December 27, 2018, these lease costs may also include certain additional lease components, such as common area maintenance costs and property taxes, that were previously not included in lease expense for prior periods.
(3)	Represents fees paid in connection with the search for certain of the Company's executive and key management positions, non-recurring signing bonuses and other transition costs, including related equity-based compensation.
(4)	Represents consulting and advisory fees related to the Company's enterprise-wide system upgrade initiative called Project Concrete.
(5)	Costs incurred in connection with the Company's relocation to a new Home Office.
(6)	Represents costs associated with establishing our first international office in Hong Kong.
(7)	Expense incurred to establish an accrual related to the settlement of a legal matter.
(8)	As a percentage of total revenue which was $151,435 and $594,519 for the fourth quarter and fiscal year ended December 25, 2019, respectively, and $124,265 and $459,310 for the fourth quarter and fiscal year ended December 26, 2018, respectively.

SHAKE SHACK INC.

NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share

Adjusted pro forma net income represents net income (loss) attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company does not believe are directly related to its core operations and may not be indicative of recurring business operations. Adjusted pro forma earnings per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding equity-based awards.

How These Measures Are Useful

When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding LLC Interests, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Shake Shack Inc. driven by increases in its ownership of SSE Holdings, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.

Limitations of the Usefulness of These Measures

Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should not be considered alternatives to net income (loss) and earnings (loss) per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income attributable to Shake Shack Inc. Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income (loss) attributable to Shake Shack Inc., the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are set forth below.

	Fiscal Quarter Ended		Fiscal Year Ended
(in thousands, except per share amounts)	December 25 2019	December 26 2018	December 25 2019	December 26 2018
Numerator:
Net loss attributable to Shake Shack Inc.	$(2,093)	$(958)	$19,827	$15,179
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	20	410	4,301	6,769
Executive transition costs(2)	—	60	126	340
Project Concrete(3)	80	684	2,111	1,292
Costs related to relocation of Home Office4)	—	—	—	1,019
Hong Kong office(5)	15	—	199	—
Legal settlement(6)	—	—	—	1,200
Other income related to the adjustment of liabilities under tax receivable agreement	(794)	(78)	(808)	(78)
Tax effect of change in tax basis related to the adoption of new accounting standards(7)	—	—	1,161	(311
Remeasurement of deferred tax assets	—	3,794	—	3,794
Income tax (expense) benefit(8)	4,924	(1,475)	446	(2,290)
Adjusted pro forma net income	$2,152	$2,437	$27,363	$26,914
Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	33,877	29,408	32,251	29,179
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(1)	3,665	7,660	5,921	8,663
Dilutive effect of stock options	805	848	—	—
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	38,347	37,916	38,172	37,842
Adjusted pro forma earnings per fully exchanged share—diluted	$0.06	$0.06	$0.72	$0.71

	Fiscal Quarter Ended		Fiscal Year Ended
	December 25 2019	December 26 2018	December 25 2019	December 26 2018
Earnings per share of Class A common stock - diluted	$(0.06)	$(0.03)	$0.61	$0.52
Assumed exchange of LLC Interests for shares of Class A common stock(1)	0.01	0.01	0.02	0.06
Non-GAAP adjustments(9)	0.12	0.09	0.09	0.13
Dilutive impact of stock options	(0.01)	(0.01)	—	—
Adjusted pro forma earnings per fully exchanged share—diluted	$0.06	$0.06	$0.72	$0.71

(1)	Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.
(2)	Represents costs incurred in connection with the Company's executive search, including fees paid to an executive recruiting firm.
(3)	Represents consulting and advisory fees related to the Company's enterprise-wide system upgrade initiative called Project Concrete.
(4)	Costs incurred in connection with the Company's relocation to a new Home Office.
(5)	Represents costs associated with establishing our first international office in Hong Kong.
(6)	Expense incurred to establish an accrual related to the settlement of a legal matter.
(7)	Represents tax effect of change in tax basis related to the adoption of the new lease accounting standard for the fiscal quarter and year ended December 25, 2019 and the revenue recognition standard for the fiscal quarter and year ended December 26, 2018.
(8)	Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of (225.6)% and 6.1% for the fiscal quarter and year ended December 25, 2019, respectively, and 26.2% and 22.2% for the fiscal quarter and year ended December 26, 2018, respectively. Amounts include provisions for U.S. federal income taxes, certain LLC entity-level taxes and foreign withholding taxes, assuming the highest statutory rates apportioned to each applicable state, local and foreign jurisdiction.
(9)	Represents the per share impact of non-GAAP adjustments for each period. Refer to the reconciliation of Adjusted Pro Forma Net Income above for further details.